Exhibit 10.14.2

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and                             (the “Executive”), dated as of this             day of __, 20__.

WITNESSETH THAT:

WHEREAS, the Company wishes to attract and retain well-qualified executive personnel and to assure both itself and the Executive of continuity of management in the event of any actual or threatened change in control of the Company;

NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1.	Change in Control. A “Change in Control” of the Company shall be deemed to have occurred if: (a) any person or group, as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new directors whose election by the Board or nomination for election by the Company’s Stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof; or (c) the Stockholders of the Company shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) above.

2.	Termination. “Termination” shall mean either (a) termination by the Company of the employment of the Executive with the Company for any reason other than death, physical or mental incapacity, or Cause (as defined below) within 24 months following a Change in Control of the Company, or (b) resignation of the Executive within 24 months following a Change in Control of the Company upon the occurrence of any of the following events:

(i)	a material change in the nature or scope of the Executive’s authorities, powers, functions, or duties;

(ii)	a reduction in Executive’s total compensation;

(iii)	any relocation of Executive’s principal place of employment more than 35 miles from Executive’s location immediately prior to the Change in Control;

(iv)	the breach by the Company of any other provision of this Agreement; or

(v)	a good faith determination by the Executive that, as a result of a Change in Control of the Company Executive’s position is materially affected so that Executive is unable to exercise the authorities, powers, functions or duties attached to Executive’s position.

“Cause” means gross misconduct or willful and material breach of this Agreement by the Executive. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

3.	Severance and Benefit Payments.

(a) In the event of termination of the Executive as defined in Section 2 hereof, the Company shall pay the Executive a lump-sum severance allowance equal to salary and bonus payments for a 24 calendar month period calculated on the basis of a salary rate which shall not be less than Executive’s annual salary immediately prior to termination, or if greater, not less than Executive’s annual salary immediately prior to the change in control of the Company and an annual bonus amount which shall not be less than the Executive’s annual bonus immediately prior to termination, or if greater, not less than Executive’s bonus immediately prior to the change of control of the Company. The lump-sum severance allowance shall not be adjusted on a present value basis.

(b) The amount of the severance allowance payment described in this Section 3 shall be determined and such payment shall be made as soon as it is reasonably practicable but in no event later than 7 days after the date of such termination.

(c) The severance allowance payment to be provided pursuant to this Section 3 shall be in addition to, and shall not be reduced by, any other amounts or benefits provided by separate agreement with the Executive, or plan or arrangement of the Company or its subsidiaries, unless specifically stipulated in an agreement which constitutes an amendment to this Agreement.

(d) In the event of termination of Executive as defined in Section 2 hereof, with respect to each welfare benefit plan, including, without limitation, medical, dental, life and disability insurance plans, for the period beginning on Executive’s termination and ending on the earlier of (i) two years following Executive’s termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits at least equal, in all respects, to such welfare benefit plan, Executive shall continue to participate in such welfare benefit plan on the same basis and at the same cost to Executive as was the case immediately prior to the Change in Control (or, if more favorable to Executive, as was the case at any time thereafter), or, if any benefit or coverage cannot be provided under a welfare benefit plan because of applicable law or contractual provisions, the Company shall provide Executive with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Executive shall be entitled to continued group health benefit plan coverage (so-called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefits and coverage provided for in the preceding sentence. Executive’s eligibility for, and premium contribution level, under each welfare benefit plan and any similar or successor plans or programs maintained or contributed to by the Company, shall be determined by adding two years to Executive’s age and years of service at Executive’s termination.

(e) In the event of the termination of Executive’s employment as defined in Section 2 hereof, the Company shall pay to Executive (i) any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive’s termination (including a proportionate share of any bonus for a part of a year in which the termination, as defined in Section 2 hereof, occurs), which shall be paid at the same time such amounts would have been payable had Executive continued in employment with the Company, and (ii) a lump sum cash payment for accumulated but unused vacation earned through Executive’s termination, payable as soon as it is reasonably practicable, but in no event later than seven days after the date of such termination.

4.	Excise Tax Adjustment. In the event that the Executive becomes entitled to any payment or benefit under this Agreement (such benefits together with any other payments or benefits payable under any other agreement with, or plan or policy of, the Company are referred to in the aggregate as the “Total Payments”), if all or any part of the Total Payments will, as determined by the Company, be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then such payment shall be either: (1) the full payment or (2) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Executive (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Executive. Notice must be given to the Accounting Firm within 15 business days after an event entitling the Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

5.	Mitigation and Set Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of Executive’s employment with the Company, or any amounts which might have been earned by the Executive in other employment had Executive sought such other employment.

6.	Other Agreements. The Company and Executive are parties to an Executive Agreement which both parties hereby reconfirm and acknowledge. Such Executive Agreement is not in any way modified, superseded or amended by the execution and delivery of this Agreement.

7.	Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators appointed by the parties. If the parties cannot agree on the appointment, arbitrator shall be appointed by the Company and one by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 7. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of Executive’s rights under this Agreement, Executive shall be entitled to recover from the Company Executive’s reasonable attorneys’ fees and costs and expenses in connection with enforcement of Executive’s rights (including the enforcement of any arbitration award in court). Payment shall be made to the Executive by the Company at the time these attorneys’ fees and costs and expenses are incurred by the Executive. If, however, the arbitrators should later determine that under the circumstances the Executive could have had no reasonable expectation of prevailing on the merits at the time Executive initiated the arbitration based on the information then available to Executive, Executive shall repay any such payments to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

8.	Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its principal executive offices.

9.	Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph shall limit the Executive’s rights or powers which Executive’s executor or administrator would otherwise have.

10.	Construction, Governing Law. This Agreement is intended as (a) a welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) an unfunded welfare plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-24 promulgated under ERISA. The Agreement shall be construed and enforced according to the laws of the State of Illinois, other than its laws respecting choice of law, to the extent not pre-empted by federal law.

11.	Claims Procedures. The claims procedure of the Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan shall apply to this Agreement. A copy of such procedure is available from the Company’s Human Resources Department upon request.

12.	Funding. All severance benefits payable under this Agreement shall be payable and provided for solely from the general assets of the Company, at the time such severance benefits are payable, unless otherwise determined by the Company.

13.	Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14.	Term. This Agreement shall terminate when the Executive has left the employ of the Company for any reason prior to a Change in Control of the Company.

15.	Successors to the Company. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.

16.	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

17.	Section 409A. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to Section 3 of this Agreement are further intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, provided that the Company shall not be responsible for any 409A Penalties that cannot be avoided.

(b) To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.

(c) If Executive is entitled to a severance allowance payment pursuant to Section 3 hereof due to the termination of Executive’s employment following a Change in Control that does not constitute a “change in control event,” within the meaning of Section 409A of the Code, then Executive shall continue to be entitled to such severance allowance payment, but such severance allowance payment shall not be paid in a lump sum payment, but instead shall be paid in equal installments on the Company’s regularly scheduled payroll dates over the 24-month period beginning with the first payroll date occurring after the date of the Executive’s termination.

(d) Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of Executive’s death.

(e) Any reimbursement or advancement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf by an appropriate corporate officer, all as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

EXECUTIVE